Exhibit 99.1

Natural Health Trends Announces Fourth Quarter and Full Year 2018
Preliminary Revenue Estimates

HONG KONG – January 17, 2019 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced its preliminary revenue estimates for the fourth quarter and full year of 2018.

The Company estimates total revenue for the fourth quarter and full year ended December 31, 2018 to be $41.6 million and $191.9 million, respectively, compared to $46.1 million and $197.6 million in the comparable periods of 2017. The Company further estimates that its deferred revenue at December 31, 2018 increased $2.3 million to $6.8 million, compared to $4.5 million at September 30, 2018 due to the success of repeat order promotions near year end. At December 31, 2017, deferred revenue was $4.5 million, compared to $3.6 million at September 30, 2017.

“In spite of our effective sales initiatives, our preliminary revenue estimate for the fourth quarter of 2018 also reflected the current challenging market conditions of increased global trade tensions, China’s slowing economy and a weaker Chinese currency. Even with these headwinds, the fourth-quarter and full-year orders were roughly flat year-over-year on a constant currency basis,” commented Chris Sharng, President of Natural Health Trends Corp.

Last week the Chinese government announced a comprehensive 100-day campaign nationwide to review and focus on the regulations for certain food, equipment, daily necessities, small home electrical appliances and services that producers claim to promote health functions. While the results of this program are not yet clear, the Company believes this is a positive development that will benefit Chinese consumers and NHT Global in the long-term.

The Company expects to issue its complete fourth quarter and full year 2018 financial results in mid-February. The revenue estimates are preliminary and have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s fourth quarter and full year 2018 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 27, 2018 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

2